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                                                                     Exhibit 4.1

                           CERTIFICATE OF AMENDMENT TO
                        AMENDED ARTICLES OF INCORPORATION
                                       of
                            THE LUBRIZOL CORPORATION

      L. E. Coleman, Chairman and Chief Executive Officer and K. H. Hopping, Secretary, of The Lubrizol Corporation, an Ohio corporation (the "Corporation"), DO HEREBY CERTIFY THAT:

      Pursuant to the authority conferred upon the Directors by the Amended Articles of Incorporation of the Corporation, the Directors at a meeting duly called and held on October 28, 1991, at which a quorum was present and acting throughout, adopted the following resolution to amend the Amended Articles of Incorporation of the Corporation pursuant to Section 1701.70(B)(1) of the Ohio Revised Code to amend the terms of a series of the Corporation's Serial Preferred Stock designated as Serial Preferred Stock, Series A:

      RESOLVED, that in accordance with the Special Rights Plan Amendment and pursuant to the authority vested in the Directors of this Corporation in accordance with the provisions of its Amended Articles of Incorporation (the "Articles"), Section 7(A) of Division C of Article Fourth of the Articles be and hereby is amended to read in its entirety as follows:

            (A) So long as any shares of Series A Stock are outstanding, no shares of any series of Serial Preferred Stock or other capital stock of the Corporation may be issued by the Corporation except for (i) Common Shares having the express terms applicable to Common Shares on the Share Acquisition Date (as defined in Section 8(B) of this Division C), (ii) shares of capital stock which are Junior Stock (as that term is defined in Section 2(B) of this Division C), and (iii) shares of Series A Stock issuable pursuant to and in accordance with the Rights Agreement.

      IN WITNESS WHEREOF L. E. Coleman, Chairman and Chief Executive Officer, and K. H. Hopping, Secretary, of The Lubrizol Corporation, acting for and on behalf of the Corporation, have hereunto subscribed their names this 28th day of October, 1991.

/s/ L. E. Coleman                                       /s/ K. H. Hopping
L. E. Coleman, Chairman & CEO                           K. H. Hopping, Secretary